AMENDMENT TO AIR COMMERCIAL REAL ESTATE ASSOCIATION STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE –NET

Amendment, effective as of January 9, 2008 (this "**Amendment**"), by and between Tulare Frozen Foods, LLC (the "**Lessee**") and Capstone Business Credit, LLC (the "**Lessor**").

WHEREAS, Lessee and Lessor are parties to that certain Air Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease – Net, dated as of January 9, 2008 (the "**Lease**") which provides for leasing of a manufacturing facility upon the terms and conditions contained therein;

WHERAS, Lessee and Lessor have agreed in good faith to amend certain provisions in the Lease as set forth herein.

NOW, THEREFORE, Lessee and Lessor agree as follows:

1. Unless otherwise specifically provided herein, all terms used and capitalized in this Amendment, but which are not defined herein, shall be deemed to have the respective meanings set forth in the Lease.

2. Article 1. Basic Provisions, Section 1.3 is deleted in its entirety and replaced with the following:

   "1.3 Term: 20 years and 0 months ("Original Term") commencing January 9, 2008 ("Commencement Date") and ending January 9, 2028 ("Expiration Date"). (See also Paragraph 3)"

3. Article 1. Basic Provisions, Section 1.5 is deleted in its entirety and replaced with the following:

   "1.5 Base Rent: $23,333.33 per month ("Base Rent"), payable on the 15th day of each month commencing February 15, 2008. (See Also Paragraph 4)"

4. Except as amended hereby, the Lease, and terms and provisions thereof, shall remain in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall constitute an original. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and for all purposes as an original agreement or instrument and shall be considered to have the same legal binding effects as if it were the original signed version thereof delivered in person.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Lessee:

Tulare Frozen Foods, LLC,
a California limited liability company

By: ______________________
Name: James Fikkert
Title: Chief Executive Officer

Lessor:

Capstone Business Credit, LLC,
a Delaware limited liability company

By: ______________________
Name: Joseph Ingrassia
Title: Managing Member